UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2024

American Woodmark Corporation
(Exact name of registrant as specified in its charter)

Virginia	000-14798	54-1138147
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

561 Shady Elm Road,	Winchester,	Virginia	22602
(Address of principal executive offices			(Zip Code)

Registrant’s telephone number, including area code: (540) 665-9100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock (no par value)	AMWD	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

American Woodmark Corporation

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 10, 2024, American Woodmark Corporation, a Virginia corporation (the “Company”), and certain of its domestic subsidiaries (the “Subsidiaries”) entered into a second amendment and restatement agreement (the “Restatement Agreement”) with Wells Fargo Bank, National Association, as administrative agent, swingline lender, issuing lender and a lender, and each of the other lenders party thereto, pursuant to which the Company’s existing amended and restated credit agreement, dated as of April 22, 2021 (as previously amended, the “Existing Credit Agreement”), was amended and restated in the form attached as Exhibit A to the Restatement Agreement (such second amended and restated credit agreement, the “Second A&R Credit Agreement”). Wells Fargo Securities, LLC, Bank of America, N.A., Citibank, N.A., TD Bank, N.A. and U.S. Bank National Association acted as joint lead arrangers and joint bookrunners. The Second A&R Credit Agreement provides for a $500 million revolving loan facility and a $200 million term loan facility, both of which mature on October 10, 2029. The revolving loan facility includes a sub-facility for the issuance of up to $50 million of letters of credit.

Upon entering into the Restatement Agreement, the Company borrowed the entire $200 million available under the new term loan facility and approximately $173 million under the new revolving loan facility. The Company used the proceeds from these borrowings to repay in full the approximately $370 million in aggregate principal amount outstanding under the Existing Credit Agreement, plus accrued and unpaid interest, and to pay related fees and expenses.

The Company is required to repay the original aggregate principal amount of the new term loan in quarterly installments calculated in accordance with the Second A&R Credit Agreement beginning on January 31, 2025. The Company may prepay outstanding loans at any time, in whole or in part, without premium or penalty upon providing notice of such prepayment to the lenders as specified in the Second A&R Credit Agreement. The Company may also be required to prepay amounts outstanding under the term loan facility upon the occurrence of certain specified events, including the receipt of any proceeds from certain debt issuances or asset sales. The Company may not reborrow any amounts prepaid under the term loan facility. Any remaining aggregate principal amount outstanding under the term loan facility and the revolving loan facility, together with any accrued and unpaid interest and other amounts outstanding under the Second A&R Credit Agreement or any related loan document, must be repaid at final maturity of the facilities on October 10, 2029.

Outstanding loans under either the term loan facility or the revolving loan facility will bear interest based on a fluctuating rate measured by reference, at the Company’s option, to either (i) a base rate plus the applicable margin or (ii) Term SOFR (as defined in the Second A&R Credit Agreement) plus the applicable margin. The applicable margin is determined by reference to the Company’s then-current Secured Net Leverage Ratio (as defined in the Second A&R Credit Agreement). The initial applicable margin with respect to base rate loans is 0.25% and the initial applicable margin with respect to Term SOFR loans is 1.25%. Interest on each base rate loan is due and payable in arrears on the last business day of each fiscal quarter beginning on January 31, 2025. Interest on each Term SOFR loan is due and payable on the last day of each “interest period” applicable to such loan. The Company may convert any outstanding loans between base rate loans and Term SOFR loans upon providing notice to the lenders as specified in the Second A&R Credit Agreement.

The Company will incur a quarterly commitment fee on the average daily unused portion of the revolving loan facility during the applicable quarter at a per annum rate also determined by reference to the Company’s then-current Secured Net Leverage Ratio. The initial commitment fee is 0.20% per annum. The Company may permanently reduce, without premium or penalty, the amount of the revolving loan facility at any time upon providing notice to the lenders as specified in the Second A&R Credit Agreement. A letter of credit fee will accrue on the face amount of outstanding letters of credit at a per annum rate equal to the applicable margin with respect to Term SOFR loans, payable quarterly in arrears.

The Second A&R Credit Agreement contains certain customary representations and warranties and affirmative and negative covenants. The affirmative covenants require the Company to provide the lenders with certain financial statements, business plans, compliance certificates and other documents and reports and to comply with certain laws.

The negative covenants restrict the Company’s ability to incur additional indebtedness, create additional liens on its assets, make certain investments, dispose of its assets or engage in a merger or other similar transaction or engage in transactions with affiliates, subject, in each case, to the various exceptions and conditions described in the Second A&R Credit Agreement. The negative covenants further restrict the Company’s ability to make certain restricted payments, including the payment of dividends in certain limited circumstances.

The Second A&R Credit Agreement also contains financial covenants that require the Company to maintain (i) a Consolidated Interest Coverage Ratio (as defined in the Second A&R Credit Agreement) of no less than 2.00 to 1.00 and (ii) a Total Net Leverage Ratio (as defined in the Second A&R Credit Agreement) of no greater than 4.00 to 1.00 (subject to temporary increase to 4.50 to 1.00 following certain acquisitions).

The Second A&R Credit Agreement also includes certain customary events of default. If an event of default occurs and is continuing, the lenders are entitled to take various actions, including the acceleration of the maturity of all loans and the taking of all actions permitted to be taken by a secured creditor against the collateral under the security documents referenced below and applicable law.

As under the Existing Credit Agreement, the Company’s obligations under the Second A&R Credit Agreement are secured by a pledge of substantially all of the Company’s personal property and are guaranteed by the Subsidiaries. Also as under the Existing Credit Agreement, the obligations of the Subsidiaries under their respective guaranties are secured by a pledge of substantially all of their respective personal property.

Wells Fargo Bank, National Association, and its affiliates have various relationships with the Company and its subsidiaries involving the provisions of financial services, including commercial banking, cash management and advisory and custody services, for which they have received customary fees.

The foregoing description of the Restatement Agreement and the Second A&R Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Restatement Agreement and the Second A&R Credit Agreement, which are filed herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

ITEM 2.03    CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information disclosed in Item 1.01 above is incorporated herein by reference.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(d)    Exhibits

Exhibit 10.1    Second Amendment and Restatement Agreement, dated October 10, 2024, by and among American Woodmark Corporation, each Subsidiary of American Woodmark Corporation party thereto, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender, Issuing Lender and a Lender

Exhibit 10.2    Second Amendment and Restatement Agreement, dated October 10, 2024, by and among American Woodmark Corporation, as Borrower, the Lenders from time to time parties thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender

Exhibit 104    Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN WOODMARK CORPORATION
(Registrant)

/s/ PAUL JOACHIMCZYK	/s/ M. SCOTT CULBRETH

Paul Joachimczyk	M. Scott Culbreth
Senior Vice President and Chief Financial Officer	President & Chief Executive Officer

Date: October 15, 2024	Date: October 15, 2024
Signing on behalf of the registrant and as principal financial officer	Signing on behalf of the registrant and as principal executive officer